AMN Healthcare Announces Preliminary Fourth Quarter 2020 Revenue; To Present at J.P. Morgan Healthcare Conference

DALLAS, January 11, 2021 /Business Wire/ -- In connection with the Company’s participation at the 39th Annual J.P. Morgan Healthcare Conference on January 12, 2021, AMN Healthcare Services Inc. (NYSE: AMN) is providing preliminary unaudited consolidated revenue results for the fourth quarter of 2020. Based on its preliminary financial information, the Company expects consolidated revenues in the fourth quarter of 2020 to be between $623 million and $628 million. These preliminary unaudited results compare with the Company’s most recent consolidated revenue guidance range of $575 million to $585 million, which was provided in its press release announcing its 2020 third quarter financial results on November 5, 2020.

The preliminary results reflect strong demand for our services across all three reportable segments, with particular strength in the Nurse and Allied Solutions segment, and are based on management’s initial assessment of operations for the quarter ended December 31, 2020. The Company expects to issue full financial results for the fourth quarter and fiscal year 2020 in February.

The Company is also reaffirming its 2020 fourth quarter operating margin and adjusted EBITDA margin guidance provided in its press release announcing its 2020 third quarter financial results on November 5, 2020. The Company expects that its fourth quarter 2020 operating margin and adjusted EBITDA margin results will be at the high end of its previously provided guidance ranges of 7.6-8.1% and 13.3-13.8%, respectively.

During the J.P. Morgan Healthcare Conference, AMN Chief Executive Officer Susan Salka and Chief Financial Officer Brian Scott will give a presentation on January 12, 2021 at 11:40 a.m. Eastern time with a question and answer session scheduled immediately following the presentation. During the presentation, Ms. Salka and Mr. Scott will discuss operational and financial developments and trends relating to the Company. Statements in this presentation and management’s answers to questions may contain or constitute material information that the Company has not previously disclosed publicly. A live webcast and audio archive of the presentation and question and answer session will be available via the Investor Relations section of the Company’s Web site at https://ir.amnhealthcare.com/home/default.aspx or by clicking on the link below:

https://ir.amnhealthcare.com/events-and-presentations/event-details/2021/Presentation-at-the-2021-JP-Morgan-Healthcare-Conference/default.aspx

Participants should allow approximately five to ten minutes prior to the presentation’s start time to visit the site and download any streaming media software needed to listen to the Internet webcast. A replay of the webcast will also be available on the Company’s Web site for at least 90 days.
Non-GAAP Measures

This press release contains certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. The non-GAAP financial measure included in this press release is adjusted EBITDA margin. The Company provides adjusted EBITDA because management believes it is useful to both management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA margin also serves as an industry-wide financial measures. The Company uses adjusted EBITDA margin for making financial decisions, allocating resources and for determining certain incentive compensation objectives. The adjusted EBITDA margin provided in this release is not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures reported by other companies. Adjusted EBITDA margin should not be used in isolation to evaluate the Company’s performance. A reconciliation of the adjusted EBITDA guidance identified in this release, along with further detail about the use and limitations of the Company’s non-GAAP measures, may be found in the Company’s press release announcing its 2020 third quarter financial results on November 5, 2020.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning the demand for our services, fourth quarter 2020 consolidated revenue and our fourth quarter guidance for consolidated operating margin and adjusted EBITDA margin. The guidance and preliminary financial projection set forth in this press release reflect the Company’s current preliminary projection, are subject to the completion of the Company’s audit process and are subject to change. The Company’s full fourth quarter 2020 results could differ materially from the preliminary projection and guidance provided in this press release. You are cautioned not to place undue reliance on the guidance and preliminary projection, which reflect management’s guidance and preliminary projection only as of the date of this press release. We undertake no obligation to publicly release the results of any revision or update of the preliminary projection or guidance, except as required by law. Factors that could cause the Company’s actual fourth quarter 2020 results to vary from the preliminary projection and guidance noted in this press release include (i) variances between the Company’s preliminary revenue accruals and its actual results, (ii) the Company’s ability to execute its standard processes for consolidating results across multiple business lines, (iii) the Company’s assessment of accrued liabilities, and (iv) the Company’s treatment of certain expenses during the quarter.

About AMN Healthcare

AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the nation. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include managed services programs, clinical and interim healthcare leaders, temporary staffing, executive search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, language interpretation services, revenue cycle solutions, credentialing and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry. For more information about AMN Healthcare, visit www.amnhealthcare.com.

Investor Contact:
Randle Reece
Director, Investor Relations
AMN Healthcare
866.861.3229
investorrelations@amnhealthcare.com

Media Contact:
Jim Gogek
Corporate Communications
AMN Healthcare
858.350.3209
Jim.Gogek@amnhealthcare.com